Exhibit 10.39

Date: February 1, 2018	$13,738,318.06

Promissory Note

On this date of Friday, February 1, 2018, in return for valuable consideration received, STEIN MART, INC., (“Borrower”) promises to pay to SunTrust in its capacity as the trustee under trust agreement (“Trust Agreement”) dated September 1, 1999 by and between Suntrust, Central Florida, N.A. or its successor in interest, the “Lender”, the sum of THIRTEEN MILLION SEVEN HUNDRED THIRTY EIGHT THOUSAND THREE HUNDRED EIGHTEEN DOLLARS AND SIX CENTS ($13,738,318.06), together with interest thereon at the rate of 3.58% per annum. Interest shall accrue daily on the average loan balance for the number of days the loan is outstanding prior to the date of repayment.

1.

Authority.  This promissory note evidences a loan to Borrower from Lender made pursuant to Section 8(f) of the Trust Agreement. Trustee has obtained loans from the insurance policies held in the Trust (“Policies”) in an amount not less than the principal amount of this promissory note and is lending the proceeds to Borrower.

2.	Terms of Repayment: All payments shall be first applied to interest and the balance to principal.

3.	Repayment: The entire unpaid principal and accrued interest thereon shall become due and payable on or before April 1, 2018.

4.

Form of Payment - all payments due under this note shall be made by wire transfer to the Trust account. Payment may consist of an offset against amounts Borrower is otherwise entitled to withdraw from the Trust under the terms of the Trust Agreement.

5.

Prepayment - This Note may be prepaid in whole or in part at any time without premium or penalty. All prepayments shall first be applied to interest, and then to principal payments in the order of their maturity.

6.	Application of Payment. All payments received by the Trustee hereunder other than offsets described above shall be applied to the Policy loans.

7.

Default - In the event of nonpayment, if the parties do not agree on a new payment date within thirty (30) days after the payment due date, Lender may take all action it deems necessary to collect the outstanding balance and the cost of collection shall be paid by the Borrower.

8.

Acceleration of Debt - In the event that the Borrower seeks relief under the Bankruptcy Code, or suffers an involuntary petition in bankruptcy or receivership not vacated within thirty (30) days, the entire balance of this Note and any interest accrued thereon shall be immediately due and payable to the holder of this Note.

9.

Modification - No modification or waiver of any of the terms of this Agreement hall be allowed unless by written agreement signed by both parties. No waiver of any breach or default hereunder shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

10.

Transfer of the Note - The borrowers hereby waive any notice of the transfer of this Note by the Lender or by any subsequent holder of this Note, agree to remain bound by the terms of this Note subsequent to any transfer, and agree that the terms of this Note may be fully enforced by any subsequent holder of this Note.

11.	Severability of Provisions - In the event that any portion of this Note is deemed unenforceable, all other provisions of this Note shall remain in full force and effect.

12.	Choice of Law - All terms and condition of this Note shall be interpreted under the laws of the State of Florida.

Signed Under Penalty of Perjury, this 1st day of February, 2018.

STEIN MART, INC. (“BORROWER”)

/s/ D. Hunt Hawkins
D. Hunt Hawkins

Signed in the presence of:

/s/ Gregory W. Kleffner
Witness

Gregory W. Kleffner
Printed Name

Note- the lender may not be a witness. If more than one witness is used, each should sign separately.